Exhibit 99.1
China Armco Metals Reports Financial Results for the First Nine Months of 2009 and Forecast for Full Year 2009

SAN MATEO, CA--(MARKET WIRE)--November 24, 2009 -- China Armco Metals, Inc. (OTC.BB:CNAM), a distributor of imported metal ore with plans to launch a new state of the art scrap metal recycling facility in China, today announced the company's financial results for the third quarter and first nine months of 2009.

Financial Highlights

- Third quarter revenue increases to $27.3 million versus $20.4 million in the third quarter of 2008

- Third quarter loss of $824,000 after one time tax accrual adjustment and one time sale at a reduced gross margin

- Revenue for first nine months of 2009 increases to a record $55.2 million, a 28% increase from the same period in 2008

- $0.26 per share EPS for first nine months of 2009 compared to $0.48 for the first nine months of 2008

Financial Forecast for Full Year 2009

- Sees full year revenue ranging between $90 million and $95 million

- Sees full year net income ranging between $4.5 million and $5 million with EPS ranging between $0.45 and $0.50.

Third Quarter 2009 Financial Results

Net revenues for the third quarter of 2009 were $27.3 million, an increase of 34.0% compared to the $20.4 million recorded in the third quarter of 2008.  The increase in revenue is largely attributable to a stronger overall business environment in 2009 as compared to 2008 which witnessed some business interruptions due to the Beijing Olympics for the months of July through September.

Cost of goods sold for the third quarter of 2009 was $26.3 million, as compared to $17.9 million in the third quarter of 2008.   Gross margins were 3.8% in the third quarter of 2009 as compared to 12% in the third quarter of 2008.  The decrease in gross margins in the 2009 period was largely attributable to a one time sale at a lower gross margin related to a large customer order for chromium in the company’s ore sourcing and distribution operations. Operating expenses for the third quarter of 2009 were $452,771, as compared to $344,116 in the third quarter of 2008. These increases are a result of higher levels of sales operations and additional costs related to increases in staff, construction of its metal recycling facility and costs associated with the company’s preparations for launching its metal recycling operations.

Income before taxes in the third quarter of 2009 was $275,293 with income taxes for the quarter totaling $1,140,343, inclusive of a third quarter adjustment in tax accruals of $1.1 million.  This resulted in a net loss for the quarter of $865,050 or $0.09 per share on a diluted basis based on 10.1 million shares outstanding as compared to net income of $1,355,833 or $0.15 per share on a diluted basis in the third quarter of 2008 based on 9.2 million shares outstanding.

First Nine-Months of 2009 Financial Results

For the first nine months of 2009 China Armco generated a 27.9% increase in revenues to $55.4 million as compared to revenue of $43.2 million for the same period 2008.  The performance for the first nine months of 2009 was driven by increased sales revenues in the Company’s metal distribution business.

Cost of goods sold for the first nine months of 2009 were $49.5 million as compared to $38.6 in the first nine months of 2008.  Gross margins were 10.3% for the nine months ended September 30, 2009 as compared to 10.5% in 2008 for the same nine month period.

Operating expenses for the first nine months of 2009 were $1.4 million as compared to $717,070 in the first nine months of 2008.  As noted above, increases are a result of expanded sales operations and additional costs related to increases in staff and construction of its metal recycling facility and costs associated with the company’s preparations for launching its metal recycling operations.

Income taxes were $1,140,417 for the first nine months of 2009 as compared to $795,682 for the nine months of 2008. The increase in taxes is reflective of the company’s China operations which are subject to a statutory tax rate of 17.5% and its Hong Kong distribution operations are now subject to Hong Kong SAR income taxes.

For the nine months ended September 30, 2009 net income was $2.6 million as compared to $3.9 million in the comparable 2008 period.  On a diluted basis, earnings per share for the nine months of 2009 were $0.26 per share based on 10.1 million common shares outstanding as compared to $0.48 per share in the same period in 2008 on 8.1 million shares outstanding.

At September 30, 2009, shareholder equity reached $17.9 million with working capital of approximately $12.8 million and cash of $4.7 million.

Financial Forecast for Full Year of 2009

Management is witnessing strong sales momentum in the fourth quarter, traditionally the strongest quarter of its distribution business, and now anticipates full year 2009 revenue ranging between $90 million and $95 million, with net income ranging between $4.5 million and $ 5 million. Management also anticipates that its metal recycling operation will be completed and tested sometimes in December of 2009 and ramp production starting in the first quarter fueling substantial growth in 2010.

Commenting on the company’s financial performance, Kexuan Yao, CEO and Chairman of Armco Metals stated, “We are pleased with the top line performance we achieved in the first nine months of 2009. Our bottom line was adversely affected by two items which we do not anticipate will recur in the future.  More importantly we see strong momentum in the fourth quarter coupling with the launch of our metal recycling business setting the stage for what we believe will be a very prosperous 2010.  We are excited to enter this new business line and look forward to providing more information about these operations after they are launched in the near future.”

About China Armco Metals, Inc.

China Armco Metals, Inc. is engaged in the sale and distribution of metal ore and non-ferrous metals throughout the PRC and is entering into the metal recycling business through the construction of a facility on 22 acres of land capable of processing one million metric tons of scrap metal on an annual basis. China Armco Metals maintains customers throughout China which include the fastest growing steel producing mills and foundries in the PRC. Raw materials are supplied from global suppliers in India, Hong Kong, Nigeria, Brazil, Turkey, the Philippines and Libya. China Armco Metals product lines include ferrous and non-ferrous ore; iron ore, chrome ore, nickel ore, copper ore, manganese ore and steel billet. Beginning in the late fourth quarter of 2009 and into 2010, China Armco Metals expects to begin operations in its steel recycling and scrap metal recycling business. The recycling facility is expected to be capable of recycling one million metric tons of scrap metal per year which will position China Armco Metals as one of the top 10 largest recyclers of scrap metal in China. China Armco Metals estimates the recycled metal market as 70 million metric tons annually.

Safe Harbor Statement

This press release contains forward-looking statements. Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our ability to successfully complete construction of our proposed scrap steel recycling facility,  our ability to operate the proposed recycling facility at expected capacity levels and at a profit, our ability to maintain our gross profit margins and control our expenses, and our ability to meet the revenue and net income projections contained in this release.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2008.

Contact:

China Armco Metals, Inc.
Gary Liu
U.S. Representative
954-363-7333
ir@armcometals.com